TPG-AXON RELEASES PRESENTATION TO SANDRIDGE ENERGY STOCKHOLDERS

- Details TPG-Axon’s Path to Creating Value at SandRidge Energy -

- Presentation Available at www.Shareholdersforsandridge.com -

NEW YORK, NY (February 7, 2013) – TPG-Axon, beneficial owner of 6.7% of the outstanding shares of SandRidge Energy, Inc. (NYSE: SD) (the “Company”), today posted a presentation, entitled Creating Value at Sandridge Energy, to www.Shareholdersforsandridge.com that outlines, among other items, the following:

●	The current management team’s record of massive value destruction;
●	TPG-Axon’s belief in the underlying value of the Company;
●	What TPG-Axon believes must be done to unlock that value; and
●	TPG-Axon’s point-by-point response to SandRidge’s defensive and misleading claims.

TPG-Axon encourages all SandRidge stockholders to review its presentation.

TPG-Axon urges SandRidge stockholders of record, as of December 13, 2012, to vote the GREEN consent card in favor of its proposals to amend the Company’s bylaws, remove all members of the current Board of Directors and replace them with its slate of highly qualified director nominees. TPG-Axon requests that stockholders return their signed and dated GREEN consent cards by February 28, 2013, to ensure that their consent cards are received by SandRidge prior to March 15, 2013, the deadline for submitting consents.

For information on TPG-Axon’s proposals and on the process for voting shares in favor of those proposals, go to www.Shareholdersforsandridge.com.

About TPG-Axon Capital
TPG-Axon Capital is a leading global investment firm.  Through offices in New York, London, Hong Kong and Tokyo, TPG-Axon invests across global markets and asset classes.

Contacts:

MacKenzie Partners, Inc.
Dan Burch or Larry Dennedy
(212) 929-5500

TPG-Axon:
Anton Nicholas
203-682-8245
Anton.Nicholas@icrinc.com

Phil Denning
203-682-8246
Phil.Denning@icrinc.com

-more-

Jason Chudoba
646-277-1249
Jason.Chudoba@icrinc.com

TPG-AXON MANAGEMENT LP, TPG-AXON PARTNERS GP, L.P., TPG-AXON GP, LLC, TPG-AXON PARTNERS, LP, TPG-AXON INTERNATIONAL, L.P., TPG-AXON INTERNATIONAL GP, LLC, DINAKAR SINGH LLC AND DINAKAR SINGH (COLLECTIVELY, “TPG-AXON”) HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. IN CONNECTION WITH TPG-AXON'S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF SANDRIDGE ENERGY, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY TPG-AXON, STEPHEN C. BEASLEY, EDWARD W. MONEYPENNY, FREDRIC G. REYNOLDS, PETER H. ROTHSCHILD, ALAN J. WEBER AND DAN A. WESTBROOK (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE CONSENT STATEMENT AND FORM OF WRITTEN CONSENT HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, TPG-AXON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE CONSENT STATEMENT ON SCHEDULE 14A FILED BY TPG-AXON WITH THE SEC ON JANUARY 18, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.